Exhibit 5.1

June 25, 2020

ERYTECH Pharma S.A.

Bâtiment Adénine

60 avenue Rockefeller

69008 Lyon

France

Re:	Registration Statement on Form S-8 of ERYTECH Pharma S.A.

Ladies and Gentlemen:

We are acting as special French counsel for ERYTECH Pharma S.A. (the “Company”), a French société anonyme, in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of up to 819,886 ordinary shares of the Company, par value €0.10 per share (the “Shares”) pursuant to the Company’s 2019 Stock Option Plan, 2019 AGA (Free Share) Plan and 2019 BSA Subscription Plan (collectively, the “Plans”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. In rendering this opinion, as to certain factual matters, we have, with your consent, relied upon oral and written representations of officers of the Company with respect to the accuracy of the factual matters addressed in such representations. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued pursuant to the Plans have been duly authorized by the relevant extraordinary general meetings of the Company’s shareholders and, when issued in accordance with the respective Plans and against payment of due consideration therefor (to the extent applicable), will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of France as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We have assumed that the Company will take no action inconsistent with the Plans and the resolutions authorizing the Company to issue the Shares. We have also assumed that (1) the resolutions authorizing the Company to issue the Shares pursuant to the respective Plans as adopted by the extraordinary shareholders’ meeting, the Board of Directors (the “Board”) and/or the chief executive officer (président directeur géneral) of the Company have not been or will not be amended or superseded, have been or will be duly passed at duly convened and held meetings and, with respect to the Board, of duly appointed members (2) the resolutions authorizing the Company to issue the Shares pursuant to the respective Plans as adopted by the extraordinary shareholders’ meeting, the Board and/or the chief executive officer (président directeur géneral) of the Company and the applicable award agreements have been or will be in full force and effect on the date of such awards and (3) for any future awards under the Plans, such future awards will be approved by the Board and/or the chief executive officer (président directeur géneral) of the Company in accordance with applicable law and with the terms of the relevant Plan. We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of this Registration Statement.

GIDE LOYRETTE NOUEL A.A.R.P.I.
15 rue de Laborde - 75008 Paris | tél. +33 (0)1 40 75 60 00 | info@gide.com - gide.com | Palais T03

This opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares to be issued and sold pursuant to each Plan under the Securities Act of 1933, as amended (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gide Loyrette Nouel A.A.R.P.I.